EXHIBIT 10.1
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is made among Whirlpool Corporation (“Whirlpool”) and Larry M. Venturelli, (“Mr. Venturelli”). In order to facilitate succession planning and in consideration of Mr. Venturelli’s service and contribution to the success of Whirlpool, and the mutual promises and covenants set forth herein, the parties agree to the following terms and conditions related to Mr. Venturelli’s retirement, effective February 28, 2017 (the “Retirement Date”).

1. Availability to Consult.

Mr. Venturelli agrees to be available, at reasonable times, for consultations at the request of Whirlpool’s management, with respect to areas of the business with which he was actively involved during his employment, for a period of one year following the Retirement Date.

2. Covenant not to Compete, Non-Solicitation.

Mr. Venturelli agrees to refrain from being engaged, in any capacity, in the appliance and compressor industries globally for a period of two years following the Retirement Date. Further, for the same period of time, Mr. Venturelli agrees that he shall not personally, nor in conjunction with others, solicit or recruit current employees of Whirlpool or its subsidiaries to leave employment.

3. Confidentiality; Non-Disparagement.

Mr. Venturelli agrees that he shall at all times keep confidential all confidential and proprietary information and trade secrets of Whirlpool and will not use or disclose such information or trade secrets without the specific written permission of Whirlpool, except as may be required in connection with any administrative or legal proceedings. In the event that disclosure is required under such circumstances, Mr. Venturelli agrees to notify Whirlpool in advance, if possible, and use his best efforts to maintain the confidentiality of the information. Mr. Venturelli agrees that he shall not disparage Whirlpool, its products and processes, or any of their employees or vendors or customers now or in the future.

4. Restricted Stock Unit Grant.

Subject to Mr. Venturelli’s compliance with the terms and conditions of this Agreement, Whirlpool agrees that the second tranche of the restricted stock unit grant made to Mr. Venturelli on February 14, 2011 shall not be forfeited upon Venturelli’s retirement from Whirlpool, but shall continue to vest in accordance with the terms of the grant, until vesting on February 14, 2018 and distribution as soon thereafter as reasonably possible.
Nothing in this agreement will affect the terms applicable to any of Mr. Venturelli’s other stock awards, each of which shall continue to be governed by the terms of the plan and, if applicable, agreement, under which it was issued.

5. Entire Agreement.

This agreement reflects the entire agreement of the parties with respect to the subject matter contained herein and no modification shall be deemed binding unless made in writing and signed by both parties.

6. Governing Law.
This agreement will be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.
In witness thereof, the parties have executed this Agreement this 22nd day of June, 2016.

Whirlpool Corporation

By /s/ DAVID A. BINKLEY	By /s/ LARRY M. VENTURELLI
David A. Binkley	Larry M. Venturelli
Senior Vice President, Global Human Resources

Transition Agreement - Larry M. Venturelli